As filed with the Commission on October 26, 2001              File No. 333-50048



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                (Amendment No. 5)



                             ISemployment.com, Inc.
                 (Name of small business issuer in its charter)

       Wyoming                          8742                      86-0970152
(State or Jurisdiction of      (Primary Standard            (I.R.S. Employer
incorporation or                Industrial Classification    Identification No.)
organization)                   Code)

            213-380 Pelissier Street, Windsor, Ontario N9A 6W8 Canada
                    (Address of principal executive offices)


            213-380 Pelissier Street, Windsor, Ontario N9A 6W8 Canada
(Address of principal place of business or intended principal place of business)

                                  Scott Murray
                            213-380 Pelissier Street,
                 Windsor, Ontario N9A 6W8 Canada (519) 258-8318
            (Name, address and telephone number of agent for service)
                           --------------------------
                                    copy to:
                           David J. Levenson, Esquire
                          Scott M. J. Anderegg, Esquire
                      Troutman Sanders Mays & Valentine LLP
                       1660 International Drive, Suite 600
                             McLean, Virginia 22102
                      (703) 734-4328, (FAX) (703) 734-4340

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                            ------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
                                   PROSPECTUS
                             ISEMPLOYMENT.COM, INC.

                1,000,000 Shares Of Common Stock, $.001 Par Value

     We are offering a maximum of 1,000,000 shares and a minimum of 250,000 shares of our common stock, $.001 par value per share, at an initial offering price of $2.00 per share on a best efforts basis. We must sell a minimum of 250,000 shares of our common stock if any shares are to be sold. The offering will terminate on November 30, 2001 unless extended up to 60 additional days by ISEmployment. Proceeds from the sale of shares prior to the sale of 250,000 shares will be deposited into an escrow account. If 250,000 shares have not been sold by the termination of this offering, all funds received from investors will be promptly returned, without interest. ISEmployment will be receiving all proceeds from the sale of shares and will bear all of the expenses of the registration of the shares.

     If 250,000 shares are sold, ISEmployment will receive $500,000 and if all 1,000,000 shares are sold ISEmployment will receive $2,000,000. ISEmployment's common stock is not currently listed or quoted on any market or quotation medium or system.

                            ------------------------

     See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by investors.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------


                 The date of this prospectus is October 30, 2001

================================================================================

================================================================================



================================================================================
                             ISemployment.com, Inc.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus summary.............................................................1
Selected financials............................................................1
Risk factors...................................................................3
Use of proceeds................................................................6
Market for the shares..........................................................6
Management's discussion and analysis of financial condition
     and results of operations.................................................7
Business.......................................................................9
Description of securities.....................................................13
Management....................................................................15
Related transactions..........................................................16
Indemnification of officers and directors.....................................16
Plan of distribution..........................................................17
Legal matters.................................................................17
Experts.......................................................................17
Additional information........................................................17
Index to Financial Statements................................................F-1

                               Prospectus Summary


ISEmployment.com, Inc.


     ISEmployment is an Internet based development stage company which will provide human resources and recruiting services on-line. Our site will differentiate itself from other employment-related sites by creating a virtual human resources center and a virtual recruitment and selection system. Our targeted market is corporations in the United States which are recruiting information systems professionals, with an emphasis on qualified foreign candidates. All dollar amounts in this prospectus are United States dollars unless otherwise indicated.


     The executive offices of ISEmployment are located at 213-380 Pelissier Street, Windsor, Ontario N9A 6W8, Canada. The telephone number is (519) 258-8318.

The offering

     ISEmployment is offering a maximum of 1,000,000 and a minimum of 250,000 shares of its common stock at $2.00 per share on a best efforts basis.

Common Stock Registered for Sale.............................1,000,000 shares
Common Stock Outstanding prior to the Offering...............2,100,000 shares
Common Stock Outstanding after the Offering (maximum)........3,100,000 shares
Common Stock Outstanding after the Offering (minimum)........2,350,000 shares














                             Selected Financial Data

     The following selected consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and plan of operations" and the consolidated financial statements, including the accompanying notes, included elsewhere in this prospectus. The statement of operations data for the years ended September 30, 2000, 1999 and 1998 and the balance sheet data at September 30, 2000, 1999 and 1998 are derived from ISEmployment's audited financial statements, included elsewhere in this prospectus, and include all adjustments that ISEmployment considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods.


                             Summary Operating Data

           For the twelve months ended September 30, 1998, 1999, 2000
           ----------------------------------------------------------
                                  (unaudited)                                                          For the Nine
                                  -----------                                                          ------------
                                                                                                       months ended
                                                                                                       ------------
                                                                                                         unaudited
                                                                                                         ---------


                                                September 30,   September 30,    September 30,            June 30,
                                                -------------   -------------    -------------            --------
Statement of Income Data:                           1998            1999            2000            2001            2000
                                                -------------   -------------   -------------   -------------   -------------

Net sales                                       $      --       $      --       $      --       $      --       $      --

System Development Costs                               --              --           150,537          35,055         126,874

Gross profit                                           --              --          (150,537)        (35,055)       (126,874)

General and administrative expenses                      25              25          71,165         187,220          27,498

Income (loss) from operations                           (25)            (25)       (221,702)       (222,275)       (154,372)

Provision for income taxes                             --              --              --              --              --

Net income (loss)                               $       (25)    $       (25)    $  (221,702)       (222,275)       (154,372)

Net income per common share (loss)              $     (0.00)    $     (0.00)    $     (0.25)          (0.34)          (0.15)

Weighted average common shares outstanding(1)     1,000,000       1,000,000         900,000         660,439       1,000,000






                                                September 30,   September 30,   September 30,     June 30,
                                                -------------   -------------   -------------     --------
                                                    1998            1999            2000            2001
Balance Sheet Data:                             -------------   -------------   -------------   -------------
Cash                                            $      --       $      --       $     2,944     $      --

Accounts receivable                                    --              --              --              --

Property & equipment                                   --              --              --             2,388

Other assets                                           --              --             3,112          39,188

Total assets                                           --              --             6,056          41,576

Accounts payable, capital leases                       --               50           20,719          95,766

Checks issued in excess of cash                        --              --               626             966

Loans/advances payable-short-term                      --              --           206,413         388,821

Long term debt                                         --              --              --              --

Stockholders' equity                                   --              (50)        (221,702)       (443,977)

Total liabilities and stockholders' equity      $      --       $      --       $     6,056          41,576


(1) Based on 1,000,000 shares issued and outstanding at September 30, 1998 and 1999 and changing to 2,100,000 shares at June 30, 2001.

                                  Risk Factors

     An investment in our shares involves a high degree of risk. The achievement of our business objectives is subject to a number of market and other factors beyond our control, and our future prospects are speculative.

We have no operating history or any revenues or earnings from operations.

     We have no significant assets or financial resources. We have operated at a loss to date and will, in all likelihood, continue to have operating expenses without corresponding revenues.

We have had losses since our inception and we are likely to have losses for the foreseeable future, raising doubts about our ability to continue as a company.

     We have had losses since our inception. We currently have no sales and the accounts payable and future commitments exceed our cash balance. We have a working capital deficit of $378,142. It is likely that we will continue to lose money for the foreseeable future. These factors raise substantial doubt about our ability to continue as a company. In order to continue as a company, develop and commercialize our technology and achieve a profitable level of operations, we will need additional capital or financing. We hope to obtain additional capital through this offering and to pay for some services by using common stock. If we fail to obtain additional capital or financing on reasonable terms to achieve our business plan, you may lose your investment.

We face significant competition with competitors who have significantly greater financial resources.

     While we provide a "total solution" content program at our Internet site, many of these competitors offer one or more Internet sites with information products similar to individual items we will provide over the Internet; and many of these competitors may have significantly greater financial resources than we do. These financial resources could be deployed to more aggressively compete on the Internet or through more traditional media, to our disadvantage, at any time.

     We expect competition to persist and intensify. Competitors using other media to deliver information products could adapt their businesses to include the Internet as a medium for delivering their products. Competitors could develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, and any competitor or group of competitors could have a material adverse effect on our business.

We will require additional funds to achieve our current business strategy.

     We will require more capital to achieve our current business strategy. If such funds are unavailable we may have to substantially curtail operations or cease operations altogether. As we require additional funds to sustain our planned expansion and growth we will have to seek additional equity or other financing. Such financing may not be available. Even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

     We cannot guarantee that we will be able to obtain additional financing as we need it. When our operations require additional financing, if we are unable to obtain it on reasonable terms, we could be forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We do not have an underwriter for our offering. The lack of an underwriter may result in only the minimum offering being sold, which increases the risk of your losing your investment.

     This offering is being offered by us without the assistance of an underwriter. An underwriter typically has access to a pool of investors who may be interested in purchasing shares offered by the underwriter. We do not have such a pool of investors who may be interested in purchasing our shares which increases the likelihood that we may only sell enough shares to meet over minimum offering. If we only sell the minimum of shares offered or we sell less than the maximum of shares offered, then there is a greater likelihood that we will not have sufficient funds to carry out our business plan. If we cannot carry out our business plan it is possible that you could lose your investment.

If the Internet proves not to be a viable commercial marketplace, it could have a material adverse effect on our business.

     We expect almost all of our future revenue to come from services we will offer over the Internet. The business use of the Internet is still in its infancy, and it is possible that the Internet may not prove to be a viable commercial marketplace. Known issues in this regard include inadequate development of Internet infrastructure to date, competing technology, delays in the development of new standards and protocols required for handling increased Internet activity and the possibility of significant government regulation (locally, nationally and internationally). Moreover, concerns over the security of Internet transactions and the privacy of users may inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in such areas will be adequately implemented or enforceable, or that other parties will accept such contractual provisions as part of our agreements.

     We have not fully resolved some other critical issues concerning our use of the Internet, including reliability, cost, ease of deployment, administration and quality of service. This may affect our ability to maintain our business, expand marketing, improve communications and increase business efficiencies.

     If we do not successfully develop new and enhanced Internet services, our revenues could be adversely impacted.

     Business on the Internet is characterized by:

     o    rapid technological change;

     o    frequent changes in user requirements and preferences;

     o frequent new product and service introductions embodying new processes and technologies; and

     o evolving industry standards and practices that could render our information delivery practices obsolete.

     Our success will depend partly on our ability to improve our existing services, develop new service offerings, use Web technology to enhance our existing offerings, extend our market reach, and respond to technological advances, emerging industry standards and competitive offerings. We cannot assure you that we will be successful in these endeavors.

     Evolving Internet technology and standards increase the risk that system interruptions will occur. Our Internet operations are also vulnerable to interruption by fire, power loss, telecommunications failure and other events beyond our control. System interruptions that result in the unavailability of our Web site, or slower response times for users, could reduce the fees we collect from consumers and businesses using our database information over the Internet.

An investment in our common stock may be illiquid and we have never paid cash dividends.

     Our shares are not traded on any exchange and there is currently no broadly followed "established trading market" for our shares, and we cannot assure you that any such market will ever develop or be maintained. The absence of an active trading market would reduce the liquidity of an investment in our shares.

Our shares are deemed "penny stock" and are subject to additional market disclosure.

     A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Our shares are not currently traded on NASDAQ or a national exchange and, therefore, our shares would be deemed penny stocks for purposes of the Exchange Act if and at any time our shares trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to "penny stock" rules. These rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

A large percentage of our stock is owned by relatively few people, including officers and directors.

     As of the date of this prospectus, our officers and directors beneficially owned or controlled a total of approximately 1,900,000 shares, or approximately 90% of our outstanding common stock. If you purchase shares covered by this prospectus, you may be subject to certain risks due to the concentrated ownership of our common stock. For example, these stockholders could, if they were to act together, affect the outcome of other stockholder votes which could, among other things, affect elections of directors, delay or prevent a change in control or other transaction that might be beneficial to you as a stockholder.

Technology and Internet stocks have been and may continue to be volatile.

     The market for Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating success of these companies. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation brought by investors who are seeking to recoup losses resulting from rapid and significant drops in price and/or volume.

If we only raise the minimum offering, $500,000, we may not have sufficient capital to fully proceed with our business plan.

     We believe that if we raise $500,000 from the 250,000 share minimum offering, this will allow us to launch our web site. However, to the extent that we sell less than the maximum offering of 1,000,000 shares, we could not aggressively market our services, build our sales force and staff, enhance our web site functionality and build strategy alliances with other web based companies. Our inability to fully proceed with our business plan may result in our having to restructure, file bankruptcy, sell assets or cease operations. Any of these actions would likely result in you losing most or all of your investment.

                          Forward-looking Information

     Some of the statements contained in the prospectus summary and throughout this prospectus regarding matters that are not historical facts, such as statements regarding ISEmployment's growth strategy, are forward-looking statements as such term is defined in the Securities Act of 1933. Since these forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, but are not limited to, those in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business," as well as those discussed throughout in this prospectus.

                                Use of Proceeds


     The first $500,000 raised, the minimum offering, will be used to finalize and launch the web site for operations. The next $500,000 raised will be used for the product launch marketing and promotion. The next $500,000 raised will be used to purchase additional hardware and services, including laptops, a router, servers, a hub, (a device that allows multiple computers access to the system), a T-1 line (a high speed phone connection), developer systems and web hosting cost. The next $500,000 raised, the maximum offering, will be used to hire additional staff. To the extent that less than the minimum offering process are obtained, all funds received will be promptly refunded to investors without interest.


                             Market for the Shares

     ISEmployment's common stock is not listed or quoted at the present time, and there is no public market for ISEmployment's common stock. There can be no assurance that a public market for ISEmployment's common stock will ever develop. The offering price is based on management's perceived demand for the shares and the current trading price for similar companies, such as monster.com and Hotjobs.com. These are on-line companies that provide similar recruitment services through the Internet and are potential competitors of ISEmployment.

Dividend policy

     ISEmployment has never declared or paid cash dividends on its capital stock. ISEmployment currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.

Holders

     As of the date of this prospectus, there are 30 shareholders of record. There are 200,000 shares of ISEmployment's common stock that could be sold in accordance with Rule 144. In addition, there are 48 persons who hold debt instruments of the company that will convert into 422,354 shares of the company's common stock.

               Management's Discussion and Analysis of Financial
                        Condition and Plan of Operations

     We ask that you read the following discussion in conjunction with ISEmployment's Financial Statements, including the Notes thereto, which appear elsewhere in this prospectus.

     ISEmployment as of September 30, 2001, had not engaged in any operations other than organizational and developmental matters. ISEmployment is an Internet based development stage company, which will provide human resources and recruiting services on-line. ISEmployment's site will differentiate itself from other employment-related sites by creating a virtual human resources center and a virtual recruitment and selection system. ISEmployment's targeted market will be providing its services to United States corporations, which are recruiting Information Systems personnel.

     ISEmployment is a development stage company. In order to fund operations through September 30, 2001, that company has relied on funding raised from the issuance of notes payable to various unrelated parties. These notes payable are convertible in common stock of ISEmployment. The likelihood of our company continuing with cash on hand is minimal and will likely not continue past December 31, 2001. In order to survive we must attract investment from the market. Once investment is obtained we will be able to launch our product on-line and generate revenue.

     Over the next twelve months, assuming that we raise the minimum capital, we plan and implement the initial launch of our software and online business.

     Promotion to both candidates and clients will critical to the success of this launch. Prior to launching this system a debugging of the beta system will have to occur. Ongoing product development will occur in order to maintain, as well as, increase our market position. ISEmployment.com will look to forge strategic alliances, which will help reduce our operating cost, and at the same time help to increase our initial market segment. This strategy would include partnering with other web providers who provide other human resources products. This would allow us access to additional customers at a lower cost.

     Sales will be directly impacted by the success of the initial launch of our software and the public perception of our product. As the launch of the software is underway, ISEmployment.com will be required to hire our initial staff to fill positions in our data processing center, our sales and marketing branch as well as our product development team. The volume of hires will be directly effected by the success of our business.

     ISEmployment.com is currently looking into the feasibility of becoming an "Application Service Provider" provider in the market place. An "ASP" is a company that runs software for other companies on centralized servers.This consideration will be dependent on our perception of the current market and if there is a current market void to be fill with a new product.


     SYSTEM DEVELOPMENT EXPENSES. System development expenses consist primarily of programming and other Internet based expenses. Development expenses were $150,500 for the year ending period September 30, 2000 compared to none for the year ending September 30, 1999. For the nine months ending June 30, 2001, system development expenses were $35,055 compared to $126,874 for the nine months ending June 30, 2000.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel costs related to general management functions, finance, accounting, payroll expenses and professional fees related to legal, audit and tax matters. General and administrative expenses were $71,200 for the year ending September 30, 2000 compared to $25 for the year ending September 30, 1999. For the nine months ending June 30, 2001, general and administrative expenses were $187,220 compared to $27,498 for the nine months ending June 30, 2000.

     INCOME TAXES. ISEmployment has no income tax provision for the periods presented due to its net operating loss and valuation allowance for deferred tax assets. The net operating loss may be carried forward for up to 20 years. As such, ISEmployment does not anticipate any liability for income taxes for the fiscal year ended September 30, 2000 or for the nine months ending June 30, 2000. See Note 6 to financial statements.

     INFLATION. Management believes that there was no material effect on operations or the financial condition of ISEmployment as a result of inflation in 2000 or for the nine months ending June 30, 2001.

LIQUIDITY AND CAPITAL RESOURCES


     ISEmployment's cash requirements have exceeded its cash flow from operations. ISEmployment historically has satisfied cash requirements through borrowings. As of September 30, 2000, the company had $2,900 cash and/or cash equivalents and a cash overdraft of $626. As of June 30, 2001, the company had no cash and/or cash equivalents and a cash overdraft of $966 compared to cash or cash equivalents of $1,203 as of June 30, 2000.


     ISEmployment's success will be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain financing or refinancing as may be required, and ultimately to attain profitability. ISEmployment believes that it has insufficient cash resources to fund ISEmployment's operations through fiscal 2001. ISEmployment as of June 30, 2001 did not have any current arrangements or commitments for any future financing. ISEmployment may not be able to obtain sufficient financing to satisfy its cash requirements. ISEmployment may be required to obtain financing on terms that are not favorable to it and its shareholders. If ISEmployment is unable to obtain additional financing when needed, it may be required to delay or scale back, which could have a material adverse effect on its business, financial condition and results of operations.

     ISEmployment has financed its operations through the issuance of notes payable by ISEmployment. ISEmployment had a working capital deficit of $221,700 at September 30, 2000 and $485,553 at June 30, 2001. ISEmployment estimates that it will need additional funds for on-going web site development, marketing, promotions, and for general working capital purposes over the next 12 months, including ISEmployment's plans to hire additional full time management personnel and acquire additional office space.

     Net cash used in operating activities was $62,300 during the year ending September 30, 2000. The usage of cash is primarily attributable to the net operating loss including system development costs of $150,500, partially offset by an assumption of a $96,600 loan, assumption of $42,100 in advances payable and an increase in accounting expenses of $20,000. During the year ending September 30, 2000 and the nine months ending June 30, 2001, ISEmployment was in its development stage and did not generate any revenues.

     Net cash used in investing activities was $3,100 during the year ending September 30, 2000, representing payments and advances to related parties and was $35,723 for the period ending June 30, 2001.

     Net cash provided by financing activities was $68,300 during the year ending September 30, 2000, representing proceeds of $206,400 from issuance of notes payable subject to conversion rights, offset by repayments of obligations of $138,700 and was $182,758 for the period ending June 30, 2001.

     ISEmployment's financial statements have been prepared assuming that it will continue as a going concern. ISEmployment's losses from operations since its inception and ISEmployment's on going need for capital to finish the development of the database, raise substantial doubt as to its ability to continue as a going concern.

     Management believes that cash expected to be generated from operations, current cash reserves, and existing financial arrangements will not be sufficient for ISEmployment to meet its capital expenditures and working capital needs for its operations as presently conducted and the likelihood of our company continuing with cash on hand is minimal and will not continue past December 31, 2001. ISEmployment's future liquidity and cash requirements will depend on a wide range of factors, including expected results from operations as revenues are generated. There can be no assurance that such capital would be raised in sufficient amounts to meet ISEmployment's financial need in the next twelve months.

                                    Business

     ISEmployment is a development stage company, which will provide on-line human resources and recruiting services for the information systems industry. ISEmployment's website and on-line service is anticipated to be operational by the fourth quarter of 2001. Our on-line human resources and recruiting services specifically address the market in the United States for information system professionals and also provides a cost effective mechanism for employers to access the relative abundance of qualified foreign candidates. Further, our on-line services can be used as an effective out-placement facility for companies that are downsizing. This service is different from the job and resume posting sites currently available on the Internet by providing virtual human resources center and a virtual recruitment and selection system. The system also contains an advance module that simplifies the hiring of foreign workers.

     By utilizing an advance search using "sub-skill match" we are able to offer on-line many background functions of human resource management. The sub-skill section is a software program that breaks down each skill set that a candidate posses into various commands and functions. This allows a potential employer to obtain the candidate's full scope of knowledge in each skill that they possess. This system allows candidates to outline their skills based on knowledge instead of just years experience. Both candidates and clients alike are able to utilize our NAFTA Visa assistance screen to help facilitate the hiring of skilled foreign workers. This advance module automates the visa process and allows users to access potential candidates worldwide.

     ISEmployment's site requires the candidate to input his or her personal information, which includes name, address, and location preference, wage expectancy and job position sought. A candidate is required to detail his or her hardware and software experience, showing both years experience as well as age of experience. This information is gathered by a precise technical application, a project resume and a section which allows the candidate to "paste" a version of his or her resume (candidates' resumes will be searched using a "keyword" search application). The candidate will then be required to complete a soft skill evaluation section of the database. This section will allow the potential employer a brief insight into the candidate's personality. The system will then ask the candidate to input three work-related references that will be verified by ISEmployment's human resources assistants. Once completed, the reference checks will be available for potential employers to view on-line. If applicable, the candidate will be asked to fill out the immigration questionnaires that will be presented as a form letter once the process is complete. The pre-immigration screen will cover questions related to inadmissibility issues, such as prior arrests, convictions and refused entry into the United States of America. This visa assistance is for TN (NAFTA) visas only. If the candidate requires additional information or immigration assistance, he or she will be linked automatically to approved immigration lawyers. Once the data is entered into the database, one of ISEmployment's human resources assistants will contact the candidate to check for truth and accuracy. Once this is completed, the information becomes active in the database and the applicant will be allowed to modify the application as time goes on. The system will automatically e-mail each candidate every fifteen days, requesting his or her status and availability.

     An employer interested in the site is requested to complete a site registration set up questionnaire and is issued a password. Once the set up is complete, the employer will be asked to complete the profile section, which will provide background information for candidates to use prior to an interview. When an employer is ready to search the database, it will be prompted by the system to log in using its assigned password. Once accepted, the employer will then be allowed to input the skill set(s) that it is seeking along with the years of experience required. The employer will then initiate the search query and the system will produce a list of candidates, his or her skills that match the query, along with the percentile rank of the match of skills to the query. The output at this point will not offer personal information, references or candidate qualifiers. The employer will only see the skill set synopsis, which consist of the educational history, project resume, the candidate's personal resume and soft skill evaluation. Once the employer selects the candidate(s) that it wishes to interview, its account automatically gets debited for each selection. The employer is notified of the charge and the contact information for each candidate is then given. Along with the contact information, the system will allow the employer access to each candidate's audio/video clip and reference checks.

     ISEmployment will also offer a "hr tools" section which will allow registered users access to chat sessions and human resource links. The chat sessions will run at posted intervals and will offer free advice on current human resource issues, including such issues as immigration, recruiting and relocation. Each chat session will be headed by an accredited professional in the field. The "hr tools" will offer the candidate numerous help pages like the dos and don'ts of interviews, salary calculators and relocation information.

                                     History

     ISEmployment was founded by Scott Murray and Frank Ulakovich on March 7, 2000. Messrs. Murray and Ulakovich both have backgrounds in the traditional recruitment and placement industry and determined there was an opportunity to provide such services on-line. On June 30, 2000, ISEmployment and Magical Marketing, Inc., a "blank check" company, merged in a share exchange that resulted in Magical Marketing's acquiring all of the issued outstanding capital stock of ISEmployment for an aggregate of 400,000 shares of Magical Marketing. In connection with the merger, Magical Marketing changed its name to ISEmployment.com, Inc.

                                   Competition

     The market for online recruiting services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new web sits and add content at relatively low costs within relatively short time periods. We expect competition to persist and intensify and the number of competitors to increase significantly in the future. We compete against other online recruiting services, such as Monster.com, Headhunter.net, Career Path and Career Mosaic, as well as corporate Internet sites, and not-for-profit web sites operated by individuals,
educational   institutions   and   governments.   In  addition  to  this  online
competition, we compete against a variety of companies that provide similar content through one or more media, such as classified advertising, radio and television. Many of our current and potential competitors, including those mentioned above, have significantly greater financial, technical and marketing resources, longer operating histories, better name recognition and more experience that we do. Many of our competitors also have established relationships with employers, recruiters and other job posters.

     To compete successfully, we must continue to attract more employers, recruiters and job seekers, and generate fees. The competitive factors attracting employers, recruiters and job seekers to our web site include the quality of presentation and the relevance, timeliness, depth and breadth of recruiting information and services offered on, and the ease of use of, our web site. Our competitors' services may be sufficiently attractive to employers, recruiters and job seekers to dissuade them from using our web site. If we are unable to attract a significant number of employers, recruiters and job seekers to our web site, our business, financial condition and results of operation will suffer.

                                   The Market

     The emergence of the Internet and the growth in its use has made it an attractive medium for online recruiting. We believe online recruiting is superior to traditional means of recruiting and job searching because it is interactive, easily accessible, timely and more cost-effective. As Internet usage becomes more widespread, we expect companies from a broad range of industries to increase their online recruiting efforts. As the online recruiting market matures, we believe that employers and recruiters will increasingly utilize those online recruiting services that enable them to access a large number of job seekers and exercise a high degree of control over the exposure of their job opportunities. We believe our product and services will positions us to take advantage of this market opportunity.

                                 Growth Strategy

     ISEmployment's objective is to be one of the leading providers of online recruiting services to employers and recruiters, especially within the information systems niche of that field. The industry is currently served by a small number of on-line systems that are interactively passive and have limited capability. In contrast, ISEmployment's system is an advanced search engine with a unique immigration function that will allow employers to access additional qualified candidates. In addition to providing an advance search engine, the key elements of ISEmployment's strategy are the following:

     Increase Awareness of ISEmployment. We plan to increase awareness of the ISEmployment brand through an aggressive marketing campaign that combines a combination of online and traditional advertising, direct marketing and strategic relationships.

     Aggressively Build and Expand Our Sales Force. We plan to rapidly expand our direct sales and telephone sales efforts by developing and then adding to our existing sales force and by opening additional sales offices in key metropolitan areas to further penetrate these markets.

     Promote and Enhance Web Site Functionality. We intend to make the process of posting and searching job opportunities on our web site easier and faster by increasing the usability and functionality of our web site. With the re-launch of our web site planned for September 2001 we expect to create this ease of use for our customers.

     Develop Strategic Relationships. We will enter into and evaluate strategic relationships as a means to increase traffic to our web site, enhance visibility of job opportunities, increase awareness of the ISEmployment brand, and provide marketing and cross-promotional opportunities.

                              Government Regulation

     There are an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secrets, obscenity, libel, employment and personal privacy is uncertain and developing. We may become subject to burdensome government regulation, which may add additional costs to operating our business on the Internet or decrease demand for our services.

     Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of its users, these programs may not conform to any regulations adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect the activities of businesses that engage in data collection from users in European Union member countries.

     Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Although we have registered "ISEmployment" as a domain name, third parties may bring claims for infringement against us for the use of their trademark. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system.

     Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in Windsor, Canada, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

                                    Employees

     ISEmployment currently has 2 employees. ISEmployment relies heavily on its current officers in operating its business.

                                    Property

     ISEmployment's principal executive offices are located in 2,400 square feet at 213-380 Pelissier Street, Windsor, Ontario, Canada. ISEmployment leases the executive offices for $631 a month from Mr. Murray, President of ISEmployment. Management believes that the terms of this lease are as favorable as those that ISEmployment could obtain from an unaffiliated party.

                                   Litigation

     There is no outstanding material litigation in which the ISEmployment is involved and the ISEmployment is unaware of any threatened actions or claims against it.

                            Description Of Securities

     The ISEmployment has an authorized capitalization of 100,000,000 shares of common stock, $.001 par value per share, of which 2,100,000 shares were outstanding as of June 30, 2001.

Common Stock

     Presently there are 2,100,000 shares of the ISEmployment common stock issued and outstanding. The holders of the ISEmployment's common stock are entitled to one non-cumulative vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive ratably any dividends that are declared by the ISEmployment's Board of Directors out of funds legally available therefor and are entitled to share ratably in all of the assets of ISEmployment available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the ISEmployment. Holders of ISEmployment's common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

Transfer Agent

     The transfer agent for ISEmployment common stock is Holladay Stock Transfer Company, 2939 North 67th Place, Scottsdale, Arizona 85251.


                   Dividends; Market For ISEmployment's Shares

     During the last two years, no dividends have been paid on the ISEmployment's stock and the ISEmployment does not anticipate paying any cash dividends in the foreseeable future. Although it is the ISEmployment's intention to utilize all available funds for the development of the ISEmployment's business, no restrictions are in place, which would limit or restrict the ability of the ISEmployment to pay dividends.

     There is no public market for ISEmployment's common stock. ISEmployment's common stock may be traded in over-the-counter market in the near future; however, there can be no assurance of when or as to price at which the trading in ISEmployment's common stock will occur, or that any trading market that may be established will be sustained.

                                   Management

     Directors and officers are elected annually and serve for a one year term or until their successor are elected and qualified. Information as to the directors and officers of the ISEmployment is as follows:

     Scott Murray, age 32, has served as a director of ISEmployment.com, Inc. since its inception and became Co-Chief Executive Officer and President at that time; he also has served as Chief Financial Officer since June 2000. Mr. Murray served as President of International Technical Recruiting, Inc. a traditional recruitment and placement firm that represents many Fortune 500 companies from its inception in 1995 to the present. Mr. Murray was a co-founder of ITR, which was established in 1995 and is presently inactive.

     Mr. Murray has also assumed the role of Chief Financial Officer of the ISEmployment. Mr. Murray founded ISEmployment with Mr. Ulakovich, his Co-Chief Executive; these responsibilities include strategic planning, quality control and management of the ISEmployment's personnel. Mr. Murray serves Chairman of the Society of Manufacturing Engineers and holds a seat on the Regional Committee for the Society of Manufacturing Engineers.

     Frank Ulakovich, age 30, has served as a Chairman of the Board of ISEmployment.com, Inc. since its inception and became Co-Chief Executive Officer at that time; he also has served as Secretary since June 2000. Mr. Ulakovich has served as Vice-President Technical Recruiting of ITR from its inception in 1995 through the first quarter of 2000. Mr. Ulakovich directed the operations and expansion of ITR's technical division.

Executive Compensation

     Scott F. Murray and Frank Ulakovich will each receive $48,000 a year in salary in 2001 and $9,000 in 2000. They do not receive any other benefits. It is anticipated that in the future senior management will be provided additional benefits comparable for their industry.

Principal shareholders

     The following table contains information regarding the shareholdings of the ISEmployment's current directors and executive officers and those persons or entities who beneficially own more than 5% of the ISEmployment's common stock based on 2,100,000 shares issued and outstanding.

                         Amount of Common Stock         Percent of Common Stock
                           Beneficially Owned              Beneficially Owned

Directors and Officers

Scott Murray(1)                950,000                           45%
213-380 Pelissier Street
Windsor, Ontario, Canada

Frank Ulakovich(1)             950,000                           45%
213-380 Pelissier Street
Windsor, Ontario, Canada

(1) Messrs. Murray and Ulakovich hold no options, warrants, rights, conversion privilege or similar obligations of ISEmployment.

                              Related Transactions

Transactions with Management and Related Transactions

     ISEmployment incurred system development expenses, consisting primarily of salaries for the company's founders, by assuming a loan payable to Mr. Murray's parents in the amount of $96,555. These funds were borrowed by Mr. Murray and International Technical Recruiting, Inc. The funds were expended by these parties in conjunction with the development of the concept, programming, data base and web site that are intended to be used by the company. The loan was repaid by the company prior to September 30, 2000.

     ISEmployment leases its office facilities from Mr. Murray on a month-to-month basis. Rent is $938 per month in Canadian dollars or approximately $631 in U.S. dollars at September 30, 2000 exchange rates. The terms of the lease are as favorable to the company as could have been negotiated with an unaffiliated entity or person.

     ISEmployment has loaned $38,835 to International Technical Recruiting, Inc. The receivable is non-interest bearing and due on demand.

     On June 19, 2001, ISEmployment and International Technical Recruiting, Inc. entered into a Bill of Sale and Assignment of Intellectual Property Rights, in accordance with the agreement the software program consisting of the sub-skill section of ITR's recruiting assistance program was assigned to ISEmployment in exchange for 1.5 million shares of common stock of ISEmployment. Messrs. Murray and Ulakovich own 100% of ITR. The 1.5 million shares exchanged in the transaction was based on management's best estimated value of the sub-skill section of the program and maybe considered arbitrary. Management did not receive a third party appraisal of the value of intellectual property. Management believes, given its financial condition, that the transaction was fair and on terms no less favorable to the company than it would have expected to negotiate with a unaffiliated third party.

                    Indemnification Of Directors And Officers

     Wyoming law authorizes a Wyoming corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the ISEmployment. The Articles of Incorporation provide for indemnification of the directors of the ISEmployment. In addition, the Bylaws of the ISEmployment provide for indemnification of the directors, officers, employees or agents of the ISEmployment. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the ISEmployment.

                              Plan of Distribution

     A minimum of 250,000 shares and maximum of 1,000,000 shares of common stock will be offered for sale, subject to conditions described below, at $2.00 per share. ISEmployment does not have an underwriter for the offering, rather the offering will be sold by and through its directors and officers who will not receive additional compensation for their efforts. In addition, ISEmployment may engage individuals who will introduce potential investors to the company. ISEmployment may pay these individuals a fee, up to 10% of the dollar value of the shares purchased, for their services. ISEmployment has not entered into any contracts for such services.

     The offering will expire at 5:00 p.m. eastern standard time, on November 30, 2001 unless extended up to an additional 60 days by ISEmployment, if ISEmployment's management determines that the extension will result in completion of the offering. The minimum number of shares to be sold in the offering is 250,000. Until 250,000 shares are sold, all funds received for the purchase of shares will be deposited into an escrow account. In the event less than 250,000 shares are sold prior to the expiration of the offering, all funds received will be promptly refunded to investors without interest.

                                  Legal Matters

     The validity of the common stock offered hereby will be passed upon for ISEmployment by Robert H. Domico, Esq.


                              Change in Accountant

     As a part of the merger of Magical Marketing, Inc. and ISEmployment on June 30, 2000, Levitz, Zacks & Ciceric was selected by the board of directors of ISEmployment to serve as independent public accountants for the combined companies. Levitz, Zacks & Ciceric has served as ISEmployment.com, Inc.'s independent public accountants since January 1, 2000. Robison, Hill & Co., Magical Marketings, Inc.'s accountants, has never served as independent public accountants for ISEmployment.com, Inc. During the two most recent fiscal years there were no disagreement between Magical Marketing, Inc. and Robison, Hill & Co. regarding any matter of accounting principles or practices, nor did the financial statements contain an adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles.


                                     Experts

     The financial statements and schedules of ISEmployment as of September 30, 1999 and 1998 included in this prospectus and elsewhere in this Registration Statement have been audited by Robison, Hill & Co., former independent public accountants for ISEmployment, as set forth in its report herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

     The financial statements and schedules of ISEmployment as of September 30, 2000 in this prospectus and elsewhere in this Registration Statement have been audited by Levitz, Zacks & Ciceric, Inc. independent public accountants for ISEmployment, as set forth in its report herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                             Additional Information

     ISEmployment has filed a registration statement under the Securities Act with the SEC to register the 1,000,000 shares of common stock . As allowed by SEC rules, this prospectus does not contain all of information you can find in the registration statement or the exhibits to the registration statement. The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330, or on the Internet at http://www.sec.gov.

     ISEmployment will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Independent Auditor's Report- September 30, 2000  .........................F - 3

Balance Sheet
   September 30, 2000......................................................F - 4

Statement of Operations for the
  Year Ended September 30, 2000............................................F - 5

Statement of Stockholders' Equity for the
  Year Ended September 30, 2000  ..........................................F - 6

Statement of Cash Flows for the
  Year Ended September 30, 2000 ...........................................F - 7

Notes to Financial Statements for the
   Year Ended September 30, 2000...........................................F - 9

Independent Auditor's Report- September 30, 1999 and  1998  ..............F - 16

Balance Sheets
   September 30, 1999 and 1998............................................F - 17

Statements of Operations for the
  Years Ended September 30, 1999 and 1998.................................F - 18

Statements of Stockholders' Equity for the
  Years Ended September 30, 1999 and 1998 ................................F - 19

Statements of Cash Flows for the
  Years Ended September 30, 1999 and 1998.................................F - 20

Notes to Financial Statements for the
   Years Ended September 30, 1999 and 1998................................F - 21

Interim Financial Information:

Balance Sheets
  June 30, 2001 and September 30, 2000 ...................................F - 24

Statements of Operations for the
  Nine Months Ended June 30, 2001 and 2000................................F - 25

Statements of Cash Flows for the
  Nine Months Ended June 30, 2001 and 2000................................F - 27

Notes to Financial Statements for the
  Nine Months Ended June 30, 2001 and 2000................................F - 28

                          Levitz, Zacks & Ciceric, Inc.
                          Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
ISEmployment.com, Inc.

     We have audited the accompanying balance sheet of ISEmployment.com, Inc. (A Development Stage Company) as of September 30, 2000, the related statements of operations, stockholders' deficit, and cash flows for the year then ended and the period from October 20, 1999 (development stage inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISEmployment.com, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the year then ended and the period from October 20, 1999 (development stage inception) to September 30, 2000 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has a cumulative loss of $221,702 and limited cash resources with which to carry out management's plans. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ Levitz, Zacks & Ciceric
San Diego, California
January 11, 2001

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                                  Balance Sheet
                               September 30, 2000


                                     ASSETS

Current Assets:
  Cash                                                        $      2,944
  Due from officers                                                  2,515
  Other receivables                                                    597
                                                              ------------

        Total assets                                          $      6,056
                                                              ============







                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable                                            $      20,719
  Checks issued in excess of cash in bank                               626
  Loans payable in common stock                                     206,413
                                                              -------------

      Total current liabilities                                     227,758
                                                              -------------
Stockholders' Deficit:
  Common stock; $.001 par value; 100,000,000 shares
    authorized; 600,000 shares issued and outstanding                   600
  Paid-in capital (deficit)                                            (400)
  Receivable for common stock                                          (200)
  Deficit accumulated during the development stage                 (221,702)
                                                              -------------

      Total stockholders' deficit                                  (221,702)
                                                              -------------

      Total liabilities and stockholders' deficit             $       6,056




                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                             Statement of Operations
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000




                                                  October 20, 1999
                                                  (Development Stage
                                                     Inception) to             Year Ended
                                                  September 30, 2000       September 30, 2000
                                                  --------------------     ------------------

System development costs                                $ 150,537                $ 150,537

General and administrative costs                           71,165                   71,165
                                                        ---------                ---------

      Loss before income taxes                            221,702                  221,702

Income taxes                                                  -0-                      -0-
                                                        ---------                ---------

      Net loss                                          $ 221,702                $ 221,702
                                                        =========                =========


Basic and diluted loss per share                        $    (.25)               $    (.25)
                                                        =========                =========


Weighted average basic and diluted shares outstanding     890,908                  900,000
                                                        =========                =========



                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                       Statement of Stockholders' Deficit
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000




                                                                                                  Deficit
                                                                                  Receivable    Accumulated
                                                                      Paid-in        for         During the
                                                                      Capital       Common      Development
                             Date         Shares        Amount       (Deficit)      Stock          Stage        Total
                          ----------    ----------    ----------    ----------    ----------    ----------    ----------

Balance, October 1,
  1999 and October 20,                  1,000,000     $    1,000    $       75    $      -0-    $   (1,075)   $      -0-
  1999

Capital
  Contribution            03/31/2000                                       880                                       880

Merger
  Transaction:            06/30/2000
     Shares issued                        400,000            400          (400)
     Shares canceled                     (800,000)          (800)          800
     Recapitalization                                                   (1,755)         (200)        1,075          (880)

Net loss for the
  year ended
  September 30, 2000                                                                              (221,702)     (221,702)
                                       ----------     ----------    ----------    ----------    ----------    ----------
Balance,
  September 30, 2000                      600,000     $      600    $     (400)   $     (200)   $ (221,702)   $ (221,702)
                                       ==========     ==========    ==========    ==========    ==========    ==========



                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000

                                                    October 20, 1999
                                                   (Development Stage
                                                      Inception) to         Year Ended
                                                   September 30, 2000   September 30, 2000
                                                   ------------------   ------------------
Cash flows from operating activities:
  Net loss                                             $(221,702)           $(221,702)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      System development expenses incurred
        by assumption of a related party loan             96,555               96,555
      System development expenses incurred
        by assumption of advances payable                 42,147               42,147
      Increase in accounts payable                        20,719               20,719
                                                       ---------            ---------

       Net cash used in operating activities             (62,281)             (62,281)
                                                       ---------            ---------

Cash flows from investing activities:
   Payments of amounts due from officers                  (2,515)              (2,515)
   Advances to company under common ownership               (597)                (597)
                                                       ---------            ---------

      Net cash used in investing activities               (3,112)              (3,112)
                                                       ---------            ---------

Cash flows from financing activities:
  Proceeds from loans payable in common stock            206,413              206,413
  Repayment of a related party loan                      (96,555)             (96,555)
  Repayment of advances payable                          (42,147)             (42,147)
  Checks issued in excess of cash in bank                    626                  626
                                                       ---------            ---------

       Net cash provided by financing activities          68,337               68,337
                                                       ---------            ---------

       Net increase in cash                                2,944                2,944

Cash at beginning of period                                   -0-                  -0-
                                                       ---------            ---------

Cash at September 30, 2000                             $   2,944            $   2,944
                                                       =========            =========

Interest paid                                          $      -0-           $      -0-
Tax paid                                               $      -0-           $      -0-


                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
                                   (Continued)
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000


Supplemental disclosure of non-cash investing and financing activities:


The Company incurred system development expenses by assuming a loan payable to a stockholder's parent in the amount of $96,555 and assuming advances payable in the amount of $42,147. These funds were initially borrowed by the stockholder and an entity related to the Company through common ownership. The funds were expended by these parties in conjunction with the development of the concept, programming, data base and web site that are intended to be used by the Company.

Prior  to  the  merger,  the  Company's  former  majority   stockholder  made  a
contribution to capital by paying certain Company expenses in the amount of $880.

                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000


Note 1.        THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT
               ACCOUNTING POLICIES

               The Company was incorporated under the laws of the State of Wyoming on February 27, 1997 as Magical Marketing, Inc. (Magical Marketing). The Company ceased all operating activities during the period from February 27, 1997 to October 20, 1999 and was considered dormant.

               On June 30, 2000, ISEmployment.com, Inc. (ISEmployment), a Delaware corporation, and Magical Marketing, merged. Magical Marketing became the surviving corporation and adopted the name ISEmployment.com, Inc. The Company issued 400,000 shares of common stock to the shareholders of the former ISEmployment.com, Inc. corporation and Magical Marketing's majority stockholder canceled his 800,000 shares of common stock in connection with the merger. The merger transaction is treated as a recapitalization and is accounted for as a reverse acquisition and recorded at historical cost with no goodwill or other intangibles recorded. The 400,000 common share decrease as a result of the merger transaction reflects the exchange of ISEmployment's 2,000,000 shares (Note 5) for 400,000 shares of Company common stock and the retirement of 800,000 shares of Company common stock. If the Company's financial statements were prepared for the period from March 7, 2000, the date of ISEmployment's formation, through September 30, 2000, they would be substantially the same as the accompanying financial statements.

               The  Company  is  primarily   engaged  in  raising   capital  and
               developing an on-line human resources and recruiting service for the information systems industry.

               Prior to the former ISEmployment's inception, the stockholders of the former ISEmployment.com, Inc., (who, after the merger, became the Company's President and Chairman of the Board as well as the majority stockholders) and an entity they controlled incurred costs in the development of the concept, data base, software and web site intended for the Company's operations. Management anticipates that subsfequent to September 30, 2000, these parties will transfer the rights to the data base, software, web site and other related intangible assets to the Company in exchange for common stock. The Company will record the transfer at the transferors' historical cost basis of the assets.

               Revenue Recognition
               -------------------

               Revenue from providing services to customers will be recognized when the services are rendered.

               Capitalization of Internal-Use Software Costs
               ---------------------------------------------

               The Company follows the guidance in Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use and EITF 00-2, Accounting for Web Site Development Costs. During the preliminary project stage, the Company expenses internal and external costs it incurs, or assumes from related parties, to develop internal-use software and systems. During the application development project stage the Company capitalizes such costs and will amortize them on the straight-line method over their expected useful lives. As of the financial statement date, substantially all costs incurred by the Company relate to the preliminary project and planning stage including conceptual formulation, evaluation of alternatives, determination of functionalities and identification of graphics and content. According, such costs have been expensed as system development costs.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000

Note 1.        THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT
               ACCOUNTING POLICIES (continued)

               Start-Up Costs
               --------------

               The Company expenses organization and start-up costs as incurred.

               Income Taxes
               ------------

               Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

               Use of Estimates
               ----------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

               Foreign Currency
               ----------------

               The Company generates and expends cash in both U.S. dollars and Canadian dollars. Management believes that the Company's primary economic environment is U.S. dollars.

               The Company's financial statements have been prepared on the basis of U.S. dollars, however certain transactions during the year were executed in Canadian dollars. Gains or losses from changes in Canadian dollar to U.S. dollar exchange rates for transactions denominated in Canadian dollars are included in the determination of operating results in the period in which the exchange rate changes. No significant transaction gains or losses were incurred for the year ended September 30, 2000.

               New Accounting Pronouncements
               -----------------------------

               The Company does not expect the adoption of any issued, but not yet effective, accounting pronouncements to have a material effect, if any, on its financial position or results of operations.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000


Note 2.        GOING CONCERN UNCERTAINTY

               As shown in the financial statements, the Company has a cumulative loss of $221,702 and $2,944 of cash at September 30, 2000. The Company currently has no sales. Accounts payable and future commitments exceed the Company's cash balance. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these issues include transferring to the Company, in exchange for common stock, the rights to the concept, data base, software, web site and other intangible assets intended for the Company's operations. In order to continue as a going concern, develop and commercialize its technology and, ultimately, achieve a profitable level of operations, the Company will need, among other things, additional capital resources and financing. Management's plans to obtain such resources for the Company include (1) raising additional capital through sales of common stock, the proceeds of which would be used to perfect the Company's technology and services and satisfy immediate operating needs; and (2) using common stock to pay for consulting and professional services. Management has been in discussion with various financial resources in securing a firm commitment on financing, but as of the date of the financials no firm commitments have been entered into. In addition, management expects to seek other potential joint venture partners or merger candidates that would provide financial, technical and/or marketing resources to enable the Company to realize the potential value of its technology. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

               The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

               Subsequent to September 30, 2000, the Company has raised $72,246 of additional financing (Note 12).

Note 3.        DUE FROM OFFICERS

               The  Company  has  advanced  funds  to its  President  and  Chief
               Executive   Officer   from  time  to  time.   The   advances  are
               non-interest bearing and due on demand.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000


Note 4.        LOANS PAYABLE IN COMMON STOCK

               The Company's loans payable of $206,413 at September 30, 2000, are due and payable once the Company becomes publicly traded on the NASDAQ OTC market. Payment of the balance is to be made by issuing shares of Company common stock at a price of $.85 per share for a total of 242,838 shares. The loans are non-interest bearing. The loans are from third party investors. In the event that the company does not publicly trade on the NASDAQ OTC market, no repayment or other satisfaction of the debt will occur.

Note 5.        RECEIVABLE FOR COMMON STOCK

               On March 7, 2000, the former ISEmployment issued 2,000,000 shares of its common stock in exchange for $200 in receivables. The receivables are non-interest bearing and due on demand. The receivables are carried in the balance sheet as a reduction to common stock.


Note 6.        INCOME TAXES

               The  Company's   provision  for  income  taxes  consists  of  the
               following:

                       Currently payable                              $      -0-
                       Deferred taxes                                    75,000
                       Valuation allowance                              (75,000)
                                                                      ---------

                                                                      $      -0-
                                                                      =========

               Income tax at the federal statutory rate is reconciled to the Company's actual income tax provision as follows:

                       Federal income tax benefit at statutory rate          34%
                       Valuation allowance                                  (34)
                                                                      ---------

                                                                              0%
                                                                      =========

               The Company's total deferred tax assets at September 30, 2000, consist of $75,000 associated with start-up costs capitalized for income tax purposes offset by a $75,000 valuation allowance. The valuation allowance will be evaluated each year considering evidence about whether the asset will be realized.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000

Note 7.        LOSS PER SHARE

               Basic loss per share is calculated by dividing the net loss to the common shareholders by the weighted average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in earnings of an entity such as convertible debt, stock options and warrants. The Company has loans payable of $206,413 at September 30, 2000, that are payable once the Company becomes publicly traded on the NASDAQ OTC market by issuing shares of the Company common stock at a price of $.85 per share for a total of 242,838 shares. Diluted loss per share is the same as basic loss per share as all contracts to issue shares were anti-dilutive.

               For the year ended September 30, 2000, common stock outstanding is adjusted retroactively to equivalent shares as a result of 1,000 for 1 stock split during October 1999

Note 8.        STOCK SPLIT AND OTHER TRANSACTIONS

               On October 20, 1999 the Board of Directors authorized a 1,000 for 1 stock split, and changed the authorized number of shares to 100,000,000 shares and the par value to $.001. As a result of the split, an additional 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect this stock split.

               The Company on June 30, 2000 issued 400,000 shares to the prior shareholders of ISEmployment.com, Inc. (pre-merger company) and canceled 800,000 shares of Magical Marketing, Inc. These shares were issued pursuant to the Plan of Reorganization and Merger.

Note 9.        OPERATING LEASE

               On June 1, 2000, the Company entered into an agreement to lease office facilities under an operating lease expiring in May 2005. The lease was canceled and the Company forfeited its deposit on the facility.

Note 10.       RELATED PARTY TRANSACTIONS

               The Company incurred system development expenses, consisting primarily of salaries for the Company's founders, by assuming a loan payable to a stockholder's parent in the amount of $96,555. These funds were borrowed by the stockholder and an entity related to the Company through common ownership. The funds were expended by these parties in conjunction with the development of the concept, programming, data base and web site that are intended to be used by the Company. The loan was repaid by the Company prior to September 30, 2000.

               The Company leases its office facilities from a stockholder on a month-to-month basis. Rent is $938 per month in Canadian dollars or approximately $631 in U.S. dollars at September 30, 2000 exchange rates. Rent expense on this facility for the year ended September 30, 2000 totaled $1,897.

               The Company has advanced funds to its officers in the amount of $2,515. The Company lent funds to an entity related through common ownership in the amount of $597. These advances are non-interest bearing and are due on demand.

Note 11.       FAIR VALUE OF FINANCIAL INSTRUMENTS

               The carrying value of cash and accounts payable approximates fair value due to their short term nature. The fair value of the loans payable and advances payable are not determinable because quoted market prices are not available and the cost of obtaining an independent valuation is excessive.

Note 12.       SUBSEQUENT EVENTS

               Financing
               ---------

               Subsequent to September 30, 2000, the Company raised additional funds of $72,246 through loans payable in common stock totaling 84,992 shares. The loans are due and payable once the Company becomes publicly traded on the NASD OTC market.

Note 13.       YEAR 2000 CONVERSION (UNAUDITED)

               The Company recognizes the need to ensure its operations will not be adversely impacted by the year 2000 software failures.

               The Company's accounting software and certain other applications used in its operations were purchased from outside vendors. Certain web site applications have been developed internally. Management believes that these applications are Year 2000 compliant. As a result, management of the Company does not believe that the Year 2000 issue will have an adverse impact on its financial statements or on its operations.

                ROBISON, HILL & CO., A PROFESSIONAL CORPORATION,
                          Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT


Magical Marketing, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Magical Marketing, Inc. (a development stage company) as of September 30, 1999 and 1998,and the related statements of operations, stockholders' equity, and cash flows for the two years ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magical Marketing, Inc. (a development stage company) as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the two years ended September 30, 1999 in conformity with generally accepted accounting principles.

Respectfully submitted
Robison, Hill & Co.


/s/ Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
November 23, 1999

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                                 BALANCE SHEETS


                                                    September 30,
                                                1999          1998
                                              ----------    ----------
Assets                                        $     --      $     --
Liabilities
  Accounts Payable                            $     --      $       50

Shareholders' Equity
  Common Stock, Par Value $.001
  Authorized 100,000,000 shares
  Issued 1,000,000 shares at
  September 30, 1999 and 1998                      1,000         1,000
Paid-In Capital                                       75          --
Retained Deficit                                  (1,075)       (1,050)
Deficit Accumulated During the
  Development State                                 --            --

  Total Stockholders' Equity                        --             (50)

Total Liabilities and
  Shareholders' Equity                        $     --      $     --








   The accompanying notes are an integral part of these financial statements.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                           Cumulative since
                                  For the Year ended       inception of
                                     September 30,         development
                                  1999        1998         stage
                                 --------    ---------     ----------------

Revenues                         $    --     $    --       $    --

Expenses                               25          25           --

  Net Loss                       $    (25)   $    (25)     $    --

Basic & Diluted loss per share   $    --     $    --














   The accompanying notes are an integral part of these financial statements.


                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EOUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                                   Deficit
                                                                                 Accumulated
                                                                                    During
                                     Common Stock        Paid-In     Retained    Development
                                  Shares    Par Value    Capital     Deficit        Stage
                                ---------   ---------   ---------   ---------    -----------
Balance at February 27, 1997
(Inception)                          --     $    --     $    --     $    --       $    --

Net Loss                             --          --          --        (1,025)         --
                                ---------   ---------   ---------   ---------     ---------

Balance at September 30, 1997        --          --          --        (1,025)         --

November 4, 1997 Issuance of
Stock for Services and
Payment of Accounts payable     1,000,000       1,000        --          --            --

Net Loss                             --          --          --           (25)         --
                                ---------   ---------   ---------   ---------     ---------

Balance
October 1, 1998                 1,000,000       1,000        --        (1,050)         --

Capital contributed by
Shareholder                          --          --            75        --            --

Net Loss                             --          --          --           (25)         --
                                ---------   ---------   ---------   ---------     ---------

Balance at
September 30, 1999              1,000,000   $   1,000   $      75   $  (1,075)    $    --
                                =========   =========   =========   =========     =========



   The accompanying notes are an integral part of these financial statements.


                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS


                                                                           Cumulative
                                                                           since
                                                    For the Years Ended    Ended inception of
                                                       September 30,       development
                                                      1999        1998     stage
                                                    -------    --------    ------------------
CASH FLOWS FROM
OPERATING ACTIVITIES:

Net Loss ........................................   $   (25)   $   (25)    $   --
Increase (Decrease) in
 Accounts Payable ...............................       (50)        25         --
Net Cash Used in
 Operating activities ...........................       (75)       --          --

CASH FLOWS FROM
INVESTING ACTIVITIES:
Net Cash provided by
 Investing activities ...........................       --         --          --

CASH FLOWS FROM
FINANCING ACTIVITIES:
Capital contributed
 By shareholder .................................        75        --          --
Net Cash provided by
 Financing activities ...........................        75        --          --

Net (Decrease) in
 Cash and Cash Equivalents ......................       --         --          --
Cash and Cash Equivalents
 At Beginning of Period .........................       --         --          --
Cash and Cash Equivalents
 At End of Period ...............................   $   --     $   --      $   --

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest .......................................   $   --     $   --      $   --
 Franchise and income taxes .....................   $   --     $   --      $   --

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AN
FINANCING ACTIVIITES:  None


   The accompanying notes are an integral part of these financial statements.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Magical Marketing, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

The Company was incorporated under the laws of the State of Wyoming on February 27, 1997. The Company ceased all operating activities during the period from February 27, 1997 to October 20, 1999 and was considered dormant. Since October 20, 1999, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

The company has no products or services as of September 30, 1999. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

Loss per Share

The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                           Income          Shares      Per-Share
                                         (Numerator)   (Denominator)     Amount

For the year ended September 30, 1999:

Basic Loss per Share
Loss to common shareholders                $  (25)       1,000,000       $   -

For the year ended September 30, 1998:

Basic Loss per Share
Loss to common shareholders                $  (25)       1,000,000       $   -

The effect of outstanding common stock equivalents would be anti-dilutive for September 30, 1999 and September 30, 1998 and are thus not considered.

NOTE 2 - INCOME TAXES

As of September 30, 1999, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $1,000 that may be offset against future taxable income through 2011. Current tax laws limit the amount of loss available to be offset against future income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income will be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - DEVELOPMENT STAGE COMPANY

The Company has not begun principal operations and as is common with a development stage company, then Company has had recurring losses during its development stage.

NOTE 4 - COMMITMENTS

As of September 30, 1999 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the Company for the use of these facilities and there are no commitments for future use of the facilitates.

                             ISEMPLOYMENT.COM, INC.
                          Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

NOTE 5 - STOCK SPLIT

On October 20, 1999 the Board of Directors authorized 1,000 to 1 stock split, changed the authorized number of shares to 100,000,000 shares and the par value to $.001 for the Company's common stock. As a result of the split, 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1999 and 1998 have been restated to reflect the stock split.


                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                            Condensed Balance Sheets
                                   (UNAUDITED)

                                                               June 30,    September 30,
                                                                2001             2000
                                                              ---------    -------------

                                     ASSETS

Current Assets:
Cash                                                          $    --        $   2,944
                                                              ---------      ---------

                           Total current assets                    --            2,944

Due from Officers                                                  --            2,515
Fixed Assets                                                      2,388
Related Party Receivables                                        38,835            597
Other Assets                                                        353           --
                                                              ---------      ---------
                           Total assets                       $  41,576      $   6,056
                                                              =========      =========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
         Accounts Payable                                     $  95,766      $  20,719
         Overdraft                                                  966            626
         Due to Officers                                         40,403           --
         Loans Payable                                          348,418        206,413
                                                              ---------      ---------
                           Total current liabilities            485,553        227,758
                                                              ---------      ---------

Stockholders' Deficit:
         Common stock; $.001 par value;
         100,000,000 shares authorized;
         2,100,000 and 600,000 shares issued
         and outstanding                                          2,100            600
Paid in Capital (deficit)                                        (1,900)          (400)
Receivable for common stock                                        (200)          (200)
Deficit accumulated during the
development stage                                              (443,977)      (221,702)
                                                              ---------      ---------
                  Total stockholders' deficit                  (443,977)      (221,702)
                                                              ---------      ---------

                  Total liabilities
                    and stockholders' deficit                 $  41,576      $   6,056
                                                              =========      =========



                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                   Cumulative From
                               For the Nine Months       For the three Months    (October 20, 1999)
                                      Ended                     Ended             Development Stage
                                     June 30,                  June 30,           Inception Through
                                2001         2000         2001         2000         June 30, 2001
                             ----------   ----------   ----------   ----------   ------------------
Revenues                     $     --     $     --     $     --     $     --         $     --
                             ----------   ----------   ----------   ----------       ----------

Expenses
  System development costs       35,055      126,874         --         72,725          185,592
  General and
  administrative                187,220       27,498      107,411        6,800          258,385
                             ----------   ----------   ----------   ----------       ----------

         Net Loss            $  222,275   $  154,372   $  107,411   $   79,525       $  443,977
                             ==========   ==========   ==========   ==========       ==========

Basic & Diluted loss
per share                    $      .34   $      .15   $      .14   $      .08       $      .56
                             ==========   ==========   ==========   ==========       ==========

Weighted average
basic and diluted
Shares outstanding              660,439    1,000,000      781,319    1,000,000          790,791
                             ==========   ==========   ==========   ==========       ==========






                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                         Cumulative From
                                                                       (October 20, 1999)
                                          For the Nine Months ended     Development Stage
                                                                        Inception through
                                           June 30,        June 30,         June 30,
                                            2001            2000             2001
                                          ---------       ---------    ------------------

Cash flows from operating activities:
Net loss                                  $(222,275)      $(154,372)       $(443,977)

Adjustments to reconcile net loss to
net cash used in operating activities:
  System development expense
    Incurred by assumption of a related
     party loan and advances payable           --           138,702          138,702
  Other assets                                 (353)            479             (353)
  Increase in accounts payable               72,659           2,200           93,378
  Increase in deposit                          --            (8,442)            --
                                          ---------       ---------        ---------


 Net cash used in operating activities     (149,969)        (21,433)        (212,250)
                                          ---------       ---------        ---------

Cash flows from investing activities:
    Payments of amount due from
    officers, (net)                           2,515            --               --
    Advances to related party               (38,238)           --            (38,835)
                                          ---------       ---------        ---------

         Net cash used in investing
         activities:                        (35,723)           --            (38,835)
                                          ---------       ---------        ---------

Cash flows from financing activities:
   Due to officers                           40,403            --             40,403
  Proceeds from loans payable               142,005         118,311          348,418
  Repayment of a related party loan            --           (96,555)         (96,555)
   Repayment  of advances payable              --              --            (42,147)
  Checks issued in excess of Cash in
   Bank                                         340            --                966
  Capital contribution by shareholder          --               880             --
                                          ---------       ---------        ---------

  Net cash provided by financing
   Activities                               182,748          22,636          251,085
                                          ---------       ---------        ---------

Increase (Decrease) in cash                  (2,944)          1,203             --
Cash at beginning of period                   2,944            --               --
                                          ---------       ---------        ---------

Cash at end of period                     $    --         $   1,203        $    --
                                          =========       =========        =========


                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               As of June 30, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for ISEmployment.com, Inc. (the Company) (a development stage company) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

         The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-QSB. Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. The condensed balance sheet at September 30, 2000 was derived from the audited balance sheet at that date which is not presented herein. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company's annual report on Form 10-KSB for the year ended September 30, 2000. The unaudited statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the nine months. Operating results for interim periods are not necessarily indicative of the results for the year ending September 30, 2001.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of Wyoming on February 27, 1997. The Company ceased all operating activities during the period from February 27, 1997 to October 20, 1999 and was considered dormant. On June 30, 2000, ISEmployment.com, Inc. (ISEmployment), a Delaware corporation, and Magical Marketing, Inc. (Magical Marketing), merged. Magical Marketing became the surviving corporation and adopted the name ISEmployment.com, Inc. The Company issued 400,000 shares of common stock to the shareholders of the former ISEmployment.com, Inc. corporation and the Company's majority stockholder cancelled his 800,000 shares of common stock upon the merger.

Nature of Business

         The Company has no products or services that were available as of June 30, 2001. The Company is primarily engaged in raising capital and developing an online human resources and recruiting service for the information systems industry.

Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               As of June 30, 2001

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - INCOME TAXES

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 3 - DEVELOPMENT STAGE COMPANY

         The Company has not begun its principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage.

NOTE 4 - RELATED PARTY RECEIVABLES

         The Company has loaned monies in the amount of $38,835 to a related party. These funds were borrowed by an entity related to the Company through common ownership. The receivable is non-interest bearing and due on demand.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

         The Company has minimal capital resources presently available to meet obligations that normally can be expected to be incurred by similar companies, and with which to carry out its planned activities. These factors raise doubt about the Company's ability to continue as a going concern. Management is seeking additional equity financing to fund planned operations; management believes actions currently being taken provide the opportunity for the Company to continue as a going concern. However, there is no assurance that the Company will be able to obtain such financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               As of June 30, 2001

NOTE 6 - STOCK SPLIT AND OTHER TRANSACTIONS

         On October 20, 1999 the Board of Directors authorized a 1,000 for 1 stock split, and changed the authorized number of shares to 100,000,000 shares and the par value to $.001. As a result of the split, an additional 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1999 have been restated to reflect the stock split.

         The Company on June 30, 2000 issued 400,000 shares to the prior shareholders of ISEmployment.com, Inc. (pre-merger company) and cancelled 800,000 shares of Magical Marketing, Inc. These shares were issued pursuant to the Plan of Reorganization and Merger.

NOTE 7 - CAPITAL RESOURCES

         To date, the Company's cash requirements have exceeded its cash flow from operations. The Company historically has satisfied cash requirements through borrowings.

         The Company's success will be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain financing or refinancing as may be required, and ultimately to attain profitability. The Company believes that it has insufficient cash resources to fund the Company's operations through fiscal 2001. The Company as of June 30, 2001 did not have any current arrangements or commitments for any future financing. The Company may not be able to obtain sufficient financing to satisfy its cash requirements. The Company may be required to obtain financing on terms that are not favorable to it and its shareholders. If the Company is unable to obtain additional financing when needed, it may be required to delay or scale back, which could have a material adverse effect on its business, financial condition and results of operations.

NOTE 8 - Purchase From Related Party

         On June 19, 2001, the Company purchased all rights to certain software developed by a company wholly owned by the Company's Co-Chief Executive Officers in exchange for one million five hundred thousand shares of Company common stock. This software was developed prior to the formation of the original ISEmployment.com and its merger with Magical Marketing, Inc. and was developed to be a part of the Company's recruiting data base and web site. The Company recorded the transfer at transferors' historical cost basis of the assets which approximates zero.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         As used herein the term "Company" refers to ISEmployment.com, Inc., a Wyoming corporation and its predecessors, unless the context indicates otherwise throughout this report.

Dealer Prospectus Delivery Obligation


         Until 90 days after the effective date, all dealers that effect transactions in these shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the offering described in this prospectus other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by ISEmployment.com, Inc. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of ISEmployment.com, Inc. since the date of this prospectus or that the information contained in it is correct as of any time subsequent to its date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Wyoming law authorizes a Wyoming corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ISEmployment. The Articles of Incorporation provide for indemnification of the directors of ISEmployment. In addition, the Bylaws of ISEmployment provide for indemnification of the directors, officers, employees or agents of ISEmployment. In general, these provision provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ISEmployment.


ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

SEC registration fee...................................................$   500
Printing and engraving expenses........................................$ 2,000*
Accounting fees and expenses...........................................$ 1,000*
Legal fees and expenses (other than Blue Sky)..........................$25,000*
Blue sky fees and expenses (including legal and filing fees)...........$ 1,000*
Miscellaneous..........................................................$ 1,000*
                                                                       -------


    Total..............................................................$30,500*
                                                                       =======

*Estimated Amounts.

All expenses of the registration of the shares will be borne by ISEmployment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by ISEmployment within the past three years and were not registered under the Securities Act:


                                    Shares Beneficially
        Name of                        Owned Prior to
    Security Holder                       Offering
    ---------------                       --------

Scott Murray                               950,000
213-380 Pelissier Street
Windsor, Ontario N9A 6W8
Canada

Frank Ulakovich                            950,000
213-380 Pelissier Street
Windsor, Ontario N9A 6W8
Canada


     The 950,000 shares represents 200,000 shares of common stock received as a part of a statutory share exchange between ISEmployment and Magical Marketing, Inc. on June 30, 2000. The shareholders of Magical Marketing, Inc. received as consideration all of the issued and outstanding capital stock of ISEmployment.com, Inc., a Delaware corporation. ISEmployment.com, Inc. ceased to exist and Magical Marketing, Inc. changed its name to ISEmployment.com, Inc.

     It also represents 750,000 shares exchanged for all of the intellectual property of International Technical Recruiting, Inc. on June 19, 2001.
ISEmployment received as consideration all the intellectual property of International Technical Recuriting, Inc. The shares in each transaction were issued to only two persons, the transactions are exempted transactions pursuant to Section 4.(2) of the Securities Act of 1933, as a transaction by an issuer not involving a public offering.

ITEM 27. EXHIBITS

(a)      The  following   exhibits  are  filed  as  part  of  this  Registration
         Statement:

2.1 Plan of Merger between ISEmployment.com, Inc. and the shareholders of Magical Marketing, Inc., dated June 30, 2000 (Incorporated by reference from Registrant's Exhibit 2.1 to the Current Report on Form 8-K, filed July 17, 1999)

3.1 Articles of Incorporation of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibits 3.1 and 3.2 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

3.2 By-Laws of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibit 3.3 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

3.3      Amended Articles of Incorporation*

4.1      Form of Common Stock Certificate*

5.1      Opinion of Robert H. Domico, Esq.*

10.1 Bill of Sale and Assignment of Intellectual Property, dated June 19, 2001, by International Technical Recruiting, Inc. to ISEmployment.com, Inc.*

16       Letter on change in certifying accountant*

23.1     Consent of Levitz, Zacks & Cireric

23.2     Consent of Robison, Hill & Co.

23.3     Consent of Robert H. Domico, Esq. (included in Exhibit 5.1)*


---------------
*Previously filed


Reports on Form 8-K:

     On August 8, 2001, the registrant filed a Form 8-K disclosing that as a result of the merger of Magical Market, Inc. and ISEmployment.com, Inc. the registrant changed its accountant.

ITEM 28. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                  (iii)    Include   any   additional   or   changed    material
information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Windsor, Ontario, Canada, on October 26, 2001.



ISEmployment.com, INC.


By:  /s/ Scott Murray
     ------------------------------------

Scott Murray,  President, and Co-Chief
Executive, and signing in his capacity as principal executive officer, principal accounting officer and director


By:  /s/ Frank Ulakovich
     ------------------------------------

Frank Ulakovich, Co-Chief Executive
Officer and director

                                  EXHIBIT INDEX


2.1 Plan of Merger between ISEmployment.com, Inc. and the shareholders of Magical Marketing, Inc., dated June 30, 2000 (Incorporated by reference from Registrant's Exhibit 2.1 to the Current Report on Form 8-K, filed July 17, 1999)

3.1 Articles of Incorporation of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibits 3.1 and 3.2 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

3.2 By-Laws of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibit 3.3 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

3.3      Amended Articles of Incorporation*

4.1      Form of Common Stock Certificate*

5.1      Opinion of Robert H. Domico, Esq.*

10.1 Bill of Sale and Assignment of Intellectual Property, dated June 19, 2001, by International Technical Recruiting, Inc. to ISEmployment.com, Inc.*

16       Letter on change in certifying accountant*

23.1     Consent of Levitz, Zacks & Ciceric

23.2     Consent of Robison, Hill & Co.

23.3     Consent of Robert H. Domico, Esq. (included in Exhibit 5.1)*

---------------
*Previously filed.